Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Onconetix Inc. on Form S-1 (No. 333-291256) to be filed on or about December 19, 2025 of our report dated April 11, 2024, except for the effects of the reverse stock split discussed in Note 1 to the financial statements, as to which the date is May 30, 2025, on our audit of the financial statements as of December 31, 2023 and for the year then ended, which report was included in the Annual Report on Form 10-K filed June 2, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

December 19, 2025